Exhibit 99.1

JAKKS Pacific, Inc. Reports Third Quarter 2013 Financial Results

MALIBU, Calif.--(BUSINESS WIRE)--October 23, 2013--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s third quarter ended September 30, 2013.

Net sales for the third quarter of 2013 were $310.9 million compared to net sales of $314.5 million reported in the comparable period in 2012. The reported net income for the third quarter was $36.6 million, or $1.11 per diluted share, which reflects the net dilutive impact of $0.21 per diluted share associated with the common shares underlying the $100.0 million convertible senior notes recently issued and repurchased in July 2013. This compares to net income of $30.4 million, or $1.10 per diluted share, reported in the comparable period in 2012.

Net sales for the nine months ending September 30, 2013, were $495.2 million compared to $533.3 million in 2012. The reported net loss for the nine month period was $37.8 million, or $1.73 per diluted share, which includes charges for license minimum guarantee shortfalls of $14.4 million and inventory impairment of $14.9 million. This compares to net income for the first nine months of 2012 of $14.7 million, or $0.59 per diluted share, which included $4.1 million, or $0.10 per diluted share, of pre-tax financial and legal advisory fees and expenses related to an unsolicited indication of interest that ended.

Stephen Berman, President and CEO of JAKKS Pacific stated, “We are pleased with our financial results for the third quarter during which we completed our $100 million convertible senior note financing. During the quarter, we sold a broad array of products including Disney Princess dolls, dress up and role play, Sofia the First dress up and role play items, Disguise Halloween costumes, 31” Giant Action Figures, foot-to-foot ride-ons and kids furniture.”

Mr. Berman continued, “We recently completed our Fall Toy Preview meetings and are pleased with the enthusiastic response from retailers, licensors and other industry partners to our 2014 product line-up, particularly the reaction to our new line of technology-driven toys. We anticipate these toys will provide children with a new and heightened play experience by combining our strong line-up of physical toys with DreamPlay iD technology and enhanced augmented reality content, all of which will come together in new and exciting Apps. Our 'Ariel’s Musical Surprise' app launched this month for iOS devices and is ready for use with our Disney Little Mermaid products which are now available at retail. In 2014, we will be rolling out additional innovative lines of toys delivering this unique experience.

“Looking ahead to 2014, as JAKKS approaches its 20th year in business, we are looking forward to returning JAKKS to profitability. We expect to achieve this by continuing to offer new and exciting products, continuing to spend on technology and content, and by realizing the benefits of our previously announced restructuring plan, which has resulted in the reduction of our head count of employees and will reduce leased space and other overhead expenses,” Berman concluded.

2013 Guidance

The Company currently anticipates net sales for the full year of approximately $620.0 million, with a loss per share, as previously announced, of approximately $56.1 million, or $2.56 per diluted share.

Conference Call

JAKKS Pacific will webcast its third quarter earnings conference call today, October 23, 2013, at 9:00 a.m. ET (6:00 a.m. PT). To listen to the live webcast, go to www.jakks.com/investors, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback will be available from 11:00 a.m. ET on October 23 through November 22, 2013. The playback can be accessed by calling 1 (888) 843-7419 or 1 (630) 652-3042 for international callers, pass code “3587 3671”.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, Impulse Toys and Pet Products sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!®, Tollytots®, Disguise®, Moose Mountain® and Maui®. JAKKS is also the creator of the underlying Monsuno® property and toy line. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco® and Cabbage Patch Kids®. DreamPlay Toys, LLC is a joint venture between JAKKS Pacific, Inc. and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD image recognition technology. www.jakks.com

About DreamPlay Toys, LLC

JAKKS Pacific, Inc. and NantWorks LLC formed DreamPlay Toys, LLC, a joint venture company to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD image recognition technology. This novel technology enables the consumer to instantly link a physical toy to interactive content, including video, animation and games using a smart phone or tablet device to instantly bringing the toy to life. JAKKS Pacific plans to introduce a broad product line, which will combine this revolutionary technology with exciting new content, including augmented reality, leaving consumers with a memorable and entertaining experience. JAKKS Pacific and NantWorks have also formed DreamPlay LLC, in order to extend image recognition technology to non-toy consumer products and applications.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2013 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2013	2012
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$51,519	$189,321
Marketable securities	220	218
Accounts receivable, net	257,965	105,455
Inventory, net	59,119	59,690
Income taxes receivable	24,008	24,008
Deferred income taxes	7,058	7,058
Prepaid expenses and other current assets	23,650	20,306
Total current assets	423,539	406,056

Property and equipment	97,643	94,799
Less accumulated depreciation and amortization	85,549	78,973
Property and equipment, net	12,094	15,826

Goodwill	44,735	48,836
Trademarks & other assets, net	68,297	73,946
Investment in joint venture	1,429	3,161
Investment in DreamPlay	7,000	7,000
Total assets	$557,094	$554,825

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$175,015	$101,470
Reserve for sales returns and allowances	35,307	34,373
Income taxes payable	17,972	12,922
Short term debt, net of current portion	-	70,710
Total current liabilities	228,294	219,475

Long term debt	137,826	94,918
Other liabilities	13,182	18,345
Income taxes payable	3,259	4,687
Deferred tax liability	10,180	10,180
Total liabilities	392,741	347,605

Stockholders' equity:
Common stock, $.001 par value	22	22
Additional paid-in capital	200,305	202,577
Retained earnings (Accumulated deficit)	(32,086)	8,836
Accumulated other comprehensive income (loss)	(3,888)	(4,215)
Total stockholders' equity	164,353	207,220
Total liabilities and stockholders' equity	$557,094	$554,825

Working Capital	$195,245	$186,581

JAKKS Pacific, Inc. and Subsidiaries
Third Quarter Earnings Announcement, 2013
Condensed Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2013	2012	2013	2012
	(In thousands, expect per share data)		(In thousands, expect per share data)

Net sales	$310,894	$314,491	$495,195	$533,255
Less cost of sales
Cost of goods	179,218	174,180	299,751	292,897
Royalty expense	35,822	36,908	70,398	62,702
Amortization of tools and molds	4,459	6,691	8,034	10,485
Cost of sales	219,499	217,779	378,183	366,084
Gross profit	91,395	96,712	117,012	167,171
Direct selling expenses	13,015	19,526	30,487	38,811
Selling, general and administrative expenses	33,873	35,404	106,137	102,711
Depreciation and amortization	4,854	4,486	8,868	7,656
Income (loss) from operations	39,653	37,296	(28,480)	17,993
Other income (expense):
Income from video game joint venture	-	1,000	-	3,000
Equity in (loss) net income of joint venture	(572)	48	(2,024)	4
Interest income	92	97	301	610
Interest expense, net of benefit	(2,298)	(2,015)	(7,202)	(6,085)
Income (loss) before provision for income taxes	36,875	36,426	(37,405)	15,522
Provision for income taxes	278	5,983	433	865
Net income (loss)	$36,597	$30,443	$(37,838)	$14,657
Earnings (loss) per share	$1.11	$1.10	$(1.73)	$0.59
Shares used in earnings (loss) per share	34,283	28,933	21,922	31,274

CONTACT:
JAKKS Pacific, Inc.
Joel Bennett, 310-455-6210
or
Anne-Marie Grill, 310-455-6245